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              [Letterhead of Sheppard Mullin Richter & Hampton LLP]

                                                                 Michiko Lindsey
                                              Writer's Direct Line: 858-720-7404
                                                     mlindsey@sheppardmullin.com
May 12, 2005
                                                   Our File Number:  05RK-111410


VIA EDGAR AND FACSIMILE

Jim B. Rosenberg
United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                  Re:   MicroIslet, Inc. - Form 10-KSB for the Fiscal Year Ended
                        --------------------------------------------------------
                        December 31, 2004 (File No. 0-27035)
                        ------------------------------------


Dear Mr. Rosenberg:

                  I am writing to confirm my telephone conversation with Mr. Frank Wyman pursuant to which the staff agreed to grant a two-week extension for MicroIslet, Inc. to respond to your letter to Mr. John F. Steel IV, Chairman and Chief Executive Officer, dated April 29, 2005, concerning its Form 10-KSB for the Fiscal Year ended December 31, 2004 (File No. 0-27035).

                  If you have any questions, please feel free to contact me at 858-720-7404.

                                                       Sincerely yours,

                                                       /s/ Michiko Lindsey

                                                       Michiko Lindsey

                                           SHEPPARD MULLIN RICHTER & HAMPTON LLP


cc:      Frank Wyman
         William G. Kachioff
         John D. Tishler, Esq.